United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):        April 2, 2002
                                                 ------------------------------


                               PENNEXX FOODS, INC.
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               (Exact Name of Registrant as Specified in Charter)

    Pennsylvania                      000-31148                23-3008972
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(State or Other                    (Commission File         (IRS Employer
Jurisdiction of Incorporation)      Number)                  Identification No.)

      980 Glasgow Street
    Pottstown, Pennsylvania                                      19464
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    (Address of Principal                                      (Zip Code)
    Executive Offices)


                                 (610) 705-3620
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              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

      On April 2, 2002 Pennexx Foods, Inc. (the "Company") purchased a 145,000 square foot facility on ten acres of land located at 5501 Tabor Avenue in Philadelphia, Pennsylvania (the "Tabor Avenue Facility") from QF Acquisition Corp., the equitable owner, and PIDC Financing Corp., the legal owner. The purchase price of the Tabor Avenue Facility was $2,000,000 which was negotiated at arms length by the parties. (Although the Company has not obtained an appraisal of the property, it is aware of the existence of a recent appraisal at an amount in excess of the purchase price.)

      The Company intends to consolidate all operations in the new plant after it has been renovated and equipped. The Company's estimate to renovate and equip the Tabor Avenue Facility is as follows:


             Renovation Costs               $2.0 million   to     $3.0 million

             Equipment Costs                $6.5 million   to    $13.0 million
                                          ---------------      ----------------

             Total                          $8.5 million   to    $16.0 million
                                          ===============      ================

      In addition to these expenses, the Company will also incur moving expenses and other costs associated with the proposed move to the new plant. Although employment will be offered to the existing work force, the Company believes that it will have to replace at least a portion of the work force which chooses not to relocate from Pottstown. As a result, the Company will probably experience, at least temporarily, certain lost efficiencies among workers, and will incur additional costs to train new employees.

      The Company expects to amortize the acquisition, renovation and related construction interest and transaction costs of the Tabor Avenue Facility over 39 years. The costs of moving and installing equipment in the new plant will be capitalized and depreciated over three years.

      When the Company vacates the Pottstown plant, it will write-off all remaining unamortized leasehold improvements located there. At March 31, 2002 the amount of such unamortized leasehold improvements was $185,000. As described below, the Company is in litigation with the landlord of the Pottstown plant.

      Smithfield advanced $2 million on the existing Credit Line to finance the building acquisition and has agreed to allow the Company to renovate and equip the Tabor Avenue Facility with additional borrowings under the Credit Line in amounts of up to $2 million and $6.5 million, respectively. If the actual costs exceed these amounts, the Company will have to fund the difference from its cash flow or will need to obtain additional financing. Absent an Event of Default, the Company will pay Smithfield interest on its outstanding balances under the Line of Credit at an annual rate of one percent (1%) over the prime rate announced from time to time by J.P. Morgan Chase & Co. The Company has given Smithfield a mortgage on the Tabor Avenue Facility and a security interest in the fixtures and equipment installed there. The amounts outstanding on the Smithfield Credit Line were as follows on the dates indicated:

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


              Description            December 31, 2001        April 2, 2002
                                                           (after purchase price
                                                                 drawdown)


             Principal                  $ 2,500,000              $4,500,000

             Accrued Interest              $ 58,000              $   93,000
                                      --------------         ---------------

             Total                      $ 2,558,000              $4,593,000
                                      --------------         ---------------

      The Company has also applied for certain economic development related financing for the Tabor Avenue Facility in an aggregate amount of up to $2.75 million. To the extent received, these amounts would be used to repay the advances made by Smithfield on the Credit Line. The economic development loans, if obtained, would bear below market interest rates and Smithfield has agreed to subordinate its mortgage and security interests to the liens of the lender(s) making any such loans to the Company.

      The new facility is intended to address space and automation issues. Management believes that the new facility will allow the Company to accommodate a substantial increase in production orders and, after accounting for the increased costs associated with the move (such as higher debt service expense), management expects that such increased volume, if achieved, will lead to higher gross profits. In addition, the new plant offers the physical layout to improve the Company's automation which, after accounting for the costs of equipment acquisition, installation, and training, should also increase gross profits. These projected increases in gross profit, in turn, are expected to help cover Company overheads.

      Currently, no operations are being conducted at the Tabor Avenue Facility; however, historically the facility has been used for various food processing activities. The Company intends to move its executive offices and all operations to this facility by the end of the third quarter of 2002, and to vacate its other two facilities when the lease for each of those properties terminates.

      The Company is involved in a dispute with the landlord at the Pottstown facility. Proceedings began approximately 18 months ago in the Montgomery County Court of Common Pleas. The landlord has alleged that the Company failed to make timely rental payments and is seeking damages and ejectment. The Company's defense is that the rent was withheld because of the landlord's prior failure to honor its obligations to make certain improvements at the property. All rents due to date have either been paid to the landlord or deposited into escrow. Since the commencement of the litigation, the landlord has filed a voluntary petition for protection from its creditors under Chapter 11 of the Bankruptcy Code. If the Company were to lose this suit, the landlord could eject the Company from the property, and the Company could lose some or all of the benefit of certain improvements and repairs made to the property. The cost of such improvements and repairs was approximately $377,000, the unamortized amount of which at March 31, 2002 was $185,000.

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

      The current lease at the Pottstown plant terminates in accordance with its terms on April 30, 2002. However, the Company nonetheless expects to continue to use the plant for production after that date because the Tabor Avenue Facility will not yet be operational. Quite aside from the merits of the litigation described in the preceding paragraph, the Company will become a holdover tenant and might not be able to remain in possession of the Pottstown plant if challenged by the landlord. Because management does not believe the Tabor Avenue Facility will be operational until the end of the third quarter of 2002, the Company's inability to continue use of the Pottstown facility until then would have a material, adverse effect on the Company's operations.


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

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            PENNEXX FOODS, INC.
                                                     (Registrant)


                                            By: /s/  Michael D. Queen, President
                                                --------------------------------
Date: April 12, 2002                                 Michael D. Queen, President




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